EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Chris Allen
312-917-8331
christopher.allen@nuveen.com
IR Contact:
Natalie Brown
312-917-8077
natalie.brown@nuveen.com
Nuveen Investments Stockholders Approve
Proposed Acquisition by Madison Dearborn Partners
CHICAGO, September 18, 2007 — Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services to institutional and high net worth investors, announced that its stockholders voted at a special meeting today to approve the proposed acquisition of Nuveen Investments by private equity investors led by Madison Dearborn Partners, LLC.
“We are pleased the transaction received a favorable vote from our Company’s stockholders,” said John Amboian, CEO of Nuveen Investments. “Their action is consistent with our belief, and our board’s unanimous determination, that the proposed acquisition by Madison Dearborn Partners is in the best interests of our stockholders.”
Stockholder approval satisfies one condition to the completion of the transaction, which remains subject to satisfaction of other closing conditions. As previously disclosed, Nuveen Investments expects the transaction will close in the fourth quarter of 2007. Under the terms of the transaction, Nuveen Investments’ stockholders will be entitled to receive $65.00 in cash, upon closing, for each share of Nuveen Investments common stock they own.
About Nuveen Investments
Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Nuveen, Santa Barbara, Tradewinds, Rittenhouse and Symphony. Nuveen Investments also recently acquired Hyde Park Investment Strategies. In total, the Company managed $172 billion in assets as of June 30, 2007. Nuveen Investments is listed on the New York Stock Exchange and trades under the symbol “JNC.”

FORWARD-LOOKING STATEMENTS
Certain statements made by Nuveen Investments in this release are forward-looking statements. Nuveen Investments’ actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms’ retail distribution systems, Nuveen Investments’ reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in Nuveen Investments’ filings with the SEC. Nuveen Investments undertakes no responsibility to update publicly or revise any forward-looking statements.
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